EXHIBIT 10.3

ASSIGNMENT OF INTELLECTUAL PROPERTY

This Assignment is made and entered into this 23rd day of February, 2017, between MCig, Inc., a Nevada corporation with offices at 2831 St. Rose Parkway, Suite 200, Henderson, Nevada 89052 (“Assignor), and Stony Hill Corp., a Nevada corporation with offices at Los Angeles, California 90064 (“Assignee”):

WHEREAS, Assignor has adopted and used in the United States and in other countries and nations throughout the world the Intellectual Property Assets (as defined in the Asset Purchase Agreement, dated as of February 23, 2017 (the “Purchase Agreement”) between Assignor and Assignee) reflected in Schedule 4.20(b) of the Disclosure Memorandum to the Purchase Agreement (the “IP Assets”) in connection with its business, and is the owner of the IP Assets, and owns federal registrations or applications for the IP Assets;

WHEREAS, Assignee is desirous of confirming, as a matter of record, its acquisition of the IP Assets, including pending applications and registrations, together with the goodwill of the business connected with the IP Assets;

NOW, THEREFORE, for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Assignor assigns to Assignee:

1.	all rights, title and interest of every kind and nature whatsoever in and to the IP Assets listed on Schedule 4.22(b)(i) of the Disclosure Memorandum to the Purchase Agreement, including pending applications and registrations, along with all reissues, continuations, divisionals, refiles and substitutions thereof, and together with any past, present or future claims arising out of any infringement thereof;

2.	all rights, title and interest of every kind and nature whatsoever in and to the IP Assets listed on Schedule 4.22(b)(ii) of the Disclosure Memorandum to the Purchase Agreement, together with the goodwill symbolized by such marks and the registration thereof, and all causes of action and claims based on past, present or future actions or infringement thereof;

3.	all rights, title and interest of every kind and nature whatsoever in and to the works and the IP Assets listed on Schedule 4.22(b)(iii) of the Disclosure Memorandum to the Purchase Agreement, including all moral rights or other similar rights thereto, all renewals thereof, and any past, present or future claims for infringement thereof; and

4.	all rights, title and interest of every kind and nature whatsoever in and to the Trade Secrets associated with the IP Assets identified above.

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IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed and effective this 23rd day of February, 2017.

MCIG, INC.

	By:	/s/ Paul Rosenberg
	Name:	Paul Rosenberg
	Title:	President

Sworn to and subscribed before me this ___ day of ________, 2017.
(Corporate Seal)

Notary Public
Attest:
[SEAL]
By:
Secretary

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